Exhibit 5.1

August 27, 2026

Niki BioSolutions, Inc.

116 Village Boulevard, Suite 200

Princeton, NJ 08540

Ladies and Gentlemen:

We have acted as U.S. securities counsel to Niki BioSolutions, Inc. (f/k/a Aptorum Group Limited), , a Delaware corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”), filed under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration and the proposed issuance and sale from time to time pursuant to Rule 415 under the Securities Act, together or separately and in one or more series (if applicable) of:

(i)	shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”);

(ii)	the Company’s debt securities, which may either be senior debt securities (the “Senior Debt Securities”) or subordinated debt securities (the “Subordinated Debt Securities” and, collectively with the Senior Debt Securities, the “Debt Securities”);

(iii)	warrants for the purchase of the Company’s Common Stock, shares of preferred stock (“Preferred Stock”), Debt Securities, or Units (as defined below) (the “Warrants”);

(iv)	subscription rights to purchase the Company’s Common Stock, Preferred Stock, Debt Securities, Warrants, or Units (the “Rights”); and

(v)	units comprising any combination of the Company’s Common Stock, Preferred Stock, Debt Securities, Warrants, and Rights (the “Units”).

The Debt Securities, Warrants, Rights, and Units are collectively referred to herein as the “Securities.” The Senior Debt Securities are to be issued under an indenture to be entered into between the Company and a financial institution to be named at the time such indenture is executed (the “Trust Company”), as indenture trustee (the “Senior Base Indenture”). The Subordinated Debt Securities are to be issued under an indenture to be entered into between the Company and the Trust Company, as indenture trustee (the “Subordinated Base Indenture,” and, together with the Senior Base Indenture, the “Base Indentures”).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of forms of the Base Indentures and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

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We have assumed without independent investigation that: (i) at the time any Securities are sold pursuant to the Registration Statement (the “Relevant Time”), the Registration Statement and any supplements and amendments thereto (including post-effective amendments) will be effective and will comply with all applicable laws; (ii) at the Relevant Time, a prospectus supplement will have been prepared and filed with the Commission describing the Securities offered thereby and all related documentation and will comply with all applicable laws; (iii) all Securities will be issued and sold in the manner stated in the Registration Statement and the applicable prospectus supplement; (iv) at the Relevant Time, all corporate or other action required to be taken by the Company to duly authorize each proposed issuance of Securities and any related documentation, shall have been duly completed and shall remain in full force and effect; (v) at the Relevant Time, Securities issuable upon conversion, exchange, or exercise of any Securities being offered will have been duly authorized, established (if appropriate), and reserved for issuance upon such conversion, exchange, or exercise (if appropriate); (vi) in the case of Debt Securities, at the Relevant Time, the relevant trustee shall have been qualified under the Trust Indenture Act of 1939, as amended (the “TIA”), a Statement of Eligibility of the Trustee on Form T-1 shall have been properly filed with the Commission and the relevant Base Indenture shall have been duly executed and delivered by the Company and all other parties thereto and duly qualified under the TIA; and (vii) at the Relevant Time, a definitive purchase agreement, underwriting agreement, or similar agreement and any other necessary agreement with respect to any Securities offered or issued will have been duly authorized by all necessary corporate or other action of the Company and duly executed and delivered by the Company and the other parties thereto.

Based on the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications, and limitations set forth herein, we are of the opinion that:

1.	With respect to any Debt Securities, when:

a.	the terms and conditions of such Debt Securities have been duly established by supplemental indenture or officers’ certificate in accordance with the terms and conditions of the relevant Base Indenture,

b.	any such supplemental indenture has been duly executed and delivered by the Company and the relevant trustee (together with the relevant Base Indenture, the “Indenture”), and

c.	such Debt Securities have been executed (in the case of certificated Debt Securities), delivered and authenticated in accordance with the terms of the applicable Indenture and issued and sold for the consideration set forth in the applicable definitive purchase agreement, underwriting agreement, or similar agreement, such Debt Securities will be legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

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2.	With respect to any Warrants, when:

a.	the warrant agreement relating to such Warrants (the “Warrant Agreement”), if any, has been duly executed and delivered by the Company and each other party thereto,

b.	the terms of the Warrants have been established in accordance with the Warrant Agreement, if any, and the applicable definitive purchase agreement, underwriting agreement, or similar agreement, and

c.	the Warrants have been duly executed (in the case of certificated Warrants) and delivered in accordance with the Warrant Agreement, if any, and the applicable definitive purchase agreement, underwriting agreement, or similar agreement for the consideration provided for therein, such Warrants will be legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.	With respect to any Rights when:

a.	the agreement relating to such Rights (the “Rights Agreement”), if any, has been duly executed and delivered by the Company and each other party thereto,

b.	the terms of the Rights have been established in accordance with the Rights Agreement, if any, and the applicable definitive purchase agreement, underwriting agreement, or similar agreement, and

c.	the Rights have been duly executed (in the case of certificated Rights) and delivered in accordance with the Rights Agreement, if any, and the applicable definitive purchase agreement, underwriting agreement, or similar agreement for the consideration provided for therein, such Rights will be legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4.	With respect to any Units, when:

a.	the unit agreement relating to the Units (the “Unit Agreement”), if any, has been duly executed and delivered by the Company and each other party thereto,

b.	the terms of the Units have been duly established in accordance with the Unit Agreement, if any, and the applicable definitive purchase agreement, underwriting agreement, or similar agreement, and

c.	the Units have been duly executed (in the case of certificated Units) and delivered in accordance with the Unit Agreement, if any, and the applicable definitive purchase agreement, underwriting agreement, or similar agreement for the consideration provided for therein,

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such Units will be legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions expressed above are subject to the following exceptions, qualifications, limitations, and assumptions:

A.	We are members of the Bar of the State of New York. In rendering the opinions set forth herein, our examination of matters of law has been limited to, and we express no opinion as to the laws of any state or jurisdiction other than, (i) the applicable laws of the State of New York, (ii) the Delaware General Corporation Law (“DGCL”) as the same appear on the date hereof at http://www.delcode.state.de.us/ and (iii) the federal securities laws of the United States of America ((i), (ii) and (iii) together, “Applicable Law”). We express no opinion concerning any matters respecting or affected by any laws other than laws that a lawyer in New York exercising customary professional diligence would reasonably recognize as being directly applicable to the Company, the Securities, the Base Indentures and the transactions contemplated thereby or any of them. Without limiting the generality of the foregoing, we express no opinion herein as to any body of law of the State of Delaware other than the DGCL. When any opinion is given herein with respect to an issue where any law other than the laws of the State of New York may apply, except to the extent the DGCL or U.S. federal law would apply, the opinion assumes that consideration of the laws of such jurisdiction would lead to the same result as consideration of the laws of the State of New York. For purposes of our opinions, we have assumed that the Base Indentures and related documents are governed exclusively by the internal, substantive laws and judicial interpretations of the State of New York. We express no opinion as to any county, municipal, city, town or village ordinance, rule, regulation, or administrative decision.

B.	The opinions above with respect to the Debt Securities, the Warrants, the Warrant Agreement, the Rights, any Rights Agreement, the Units, and any Unit Agreement (collectively, the “Documents”) are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement, or similar laws affecting the rights and remedies of creditors’ generally, including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith, and fair dealing and the possible unavailability of specific performance, injunctive relief, or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C.	We express no opinion regarding the effectiveness of (i) any waiver of stay, extension, or usury laws or of unknown future rights; (ii) any waiver (whether or not stated as such) under the Indenture or any other Document of, or any consent thereunder relating to, unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law; (iii) any waiver (whether or not stated as such) contained in the Base Indenture or any other Document of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity; (iv) provisions relating to indemnification, exculpation, or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (v) any purported fraudulent transfer “savings” clause; (vi) any provision in any Document waiving the right to object to venue in any court; (vii) any agreement to submit to the jurisdiction of any federal court; (viii) any waiver of the right to jury trial; or (ix) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

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D.	To the extent relevant to our opinions in paragraphs 2, 3, and 4 and not covered by our opinions in paragraph 1, we have assumed that any securities, currencies, or commodities underlying, comprising, or issuable upon exchange, conversion, or exercise of any Warrants, Rights or Units are validly issued, fully paid, and non-assessable (in the case of an equity security) or a legal, valid, and binding obligation of the issuer thereof, enforceable against such issuer in accordance with its terms.

You have informed us that you intend to issue Securities from time to time on a delayed or continuous basis, and we understand that prior to issuing any Securities pursuant to the Registration Statement (i) you will advise us in writing of the terms thereof, and (ii) you will afford us an opportunity to (x) review the operative documents pursuant to which such Securities are to be issued or sold (including the applicable offering documents), and (y) file such supplement or amendment to this opinion (if any) as we may reasonably consider necessary or appropriate.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement, and we further consent to the use of our name under the heading “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly,

/s/ Hunter Taubman Fischer & Li LLC
HUNTER TAUBMAN FISCHER & LI LLC

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